SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.
     On January 30, 2007, CytRx Corporation (“CytRx”) issued 210,000 shares of its common stock to the holder of a common stock purchase warrant upon the exercise (on January 30, 2007) of the common stock purchase warrant. The purchase price of the foregoing 210,000 shares was $1.54 per share (the exercise price of the warrants). As a result of the foregoing warrant exercise, CytRx issued more than 1% of its outstanding shares of common stock in unregistered transactions upon exercises of warrants since the last periodic report that it filed with the Securities and Exchange Commission.
     Including the issuance of the 210,000 shares referred to above and issuances thereafter, from January 16, 2007, CytRx has issued a total of 1,055,386 shares of its common stock in unregistered sales of its equity securities. The 1,055,386 shares were issued to twelve holders of warrants in connection with the exercise by such warrantholders of outstanding CytRx common stock purchase warrants. The 1,055,386 shares were issued for the following consideration: 210,000 shares were issued upon the payment of the $1.69 per share warrant exercise price; 82,000 shares were issued upon the payment of the $1.07 per share warrant exercise price; 706,032 shares were issued upon the payment of the $1.54 per share warrant exercise price; and 57,334 shares were issued pursuant to the cashless exercise provisions of the warrants through the surrender of the right to purchase 151,081 shares. CytRx received approximately $1.5 million in the aggregate upon the exercise of the foregoing warrants.
     As of February 5, 2007, following the issuance of the 1,055,386 shares, CytRx had outstanding approximately 71.3 million shares of common stock.
     CytRx’s Company’s issuance of the 1,055,386 shares of its common stock upon exercise of outstanding warrants that is described above in this Item 3.02 was exempt from registration under the Securities Act of 1933 pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer
Dated: February 5, 2007